Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Aurora Mobile Limited for the registration of its Class A common shares, preferred shares, warrants, subscription rights and a combination of such securities and to the incorporation by reference therein of our report dated April 14, 2022, with respect to the consolidated financial statements of Aurora Mobile Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, The People’s Republic of China

April 29, 2022